Exhibit 99.1
UNITED HOMES GROUP, INC. REPORTS FOURTH QUARTER AND FULL YEAR 2025 RESULTS
Fourth Quarter 2025 Highlights
•Home closings of 375, a decrease of 9% year over year compared to 414 home closings in Q4 2024, resulting in revenue, net of sales discounts, of $123.4 million, a decrease of 8%
•Net new orders of 303, a decrease of 14% year over year compared to 351 net new orders in Q4 2024
•Gross margin of 17.5%, an increase of 130 basis points year over year compared to 16.2% in Q4 2024
•Average sale price ("ASP")1 of production-built homes increased to approximately $329,000 compared to $324,000 in Q4 2024
•Lot pipeline as of December 31, 2025 consisted of approximately 7,200 lots owned or controlled by the Company or related parties
•Available liquidity of $80.8 million as of December 31, 2025, comprised of $24.4 million of cash and $56.4 million of unused committed capacity under our credit facility
•In February 2026, entered into an Agreement and Plan of Merger with Stanley Martin Homes, LLC and Union MergeCo, Inc., expected to close in the second quarter of 2026
Fiscal Year Ended December 31, 2025 Highlights

•Home closings of 1,192, a decrease of 17% year over year compared to 1,431 home closings in 2024, resulting in revenue, net of sales discounts, of $406.7 million, a decrease of 12%
•Net new orders of 1,227, a decrease of 12% year over year compared to 1,399 net new orders in 2024
•Gross margin of 17.6%, an increase of 40 basis points year over year compared to 17.2% in 2024
•ASP of production-built homes increased to approximately $341,000 in 2025 compared to $329,000 in 2024

COLUMBIA, SC., March 12, 2026 / United Homes Group, Inc. (the “Company”) (NASDAQ: UHG) today announced results for the fourth quarter and fiscal year ended December 31, 2025.
Fourth Quarter 2025 Operating Results
For the fourth quarter 2025, net income was $3.2 million, or $0.05 per diluted share, which included a gain from the change in fair value of derivative liabilities of $22.1 million, with that change primarily due to changes in fair value on the Company's warrants due to fluctuation in the warrant price during the measurement period, representing a non-cash expense item, partially offset by deferred tax expense of $20.4 million related to a valuation allowance against the Company's net deferred tax assets. Net income for the fourth quarter 2024 was $0.7 million, or $0.01 per diluted share, which included a change in fair value of derivative liabilities of $38.0 million, partially offset by a predominantly non-cash loss on extinguishment of Convertible Notes of $45.6 million. Adjusted book value2, which excludes derivative liabilities and goodwill, was $78.3 million as of December 31, 2025.
Revenue, net of sales discounts, for the fourth quarter 2025 was $123.4 million, compared to $134.8 million in the fourth quarter 2024. Home closings during the fourth quarter 2025 were 375 compared to 414 in the fourth quarter 2024. Net new orders during the fourth quarter 2025 were 303 compared to 351 in the fourth quarter 2024. ASP of 374 production-built homes closed during the fourth quarter 2025 was approximately $329,000, compared to $324,000 during the fourth quarter 2024 for 413 production-built homes.
Gross margin during the fourth quarter of 2025 was 17.5% compared to 16.2% during the fourth quarter 2024. Adjusted gross margin3 in the fourth quarter 2025 was 19.1%, compared to 18.1% in the fourth quarter 2024. UHG’s year-over-year gross margin increase is primarily attributable to savings in direct construction costs, partially offset by and higher relative land costs and higher discounting.
Selling, general and administrative expenses ("SG&A") as a percentage of revenues was 16.2% in the fourth quarter 2025, which included $1.3 million of stock-based compensation and $2.5 million of transaction-related expenses. Excluding
1 Average sales price of homes closed, excluding the impact of percentage of completion revenues and build-to-rent revenues.
2 Adjusted book value is a non-GAAP financial measure. See “Reconciliations of Non-GAAP Financial Measures.”
3 Adjusted gross margin is a non-GAAP financial measure. See “Reconciliations of Non-GAAP Financial Measures.”

stock-based compensation and transaction-related expenses, Adjusted SG&A4 for the fourth quarter 2025 was 13.2% of revenues.
Adjusted EBITDA5 during the fourth quarter 2025 was $8.6 million compared to $7.7 million during the fourth quarter 2024.
Fiscal Year Ended December 31, 2025 Operating Results
For the fiscal year ended December 31, 2025, net loss was $16.3 million, or $0.28 per diluted share, which included deferred tax expense of $20.4 million related to a valuation allowance against the Company's net deferred tax assets, partially offset by a gain of $9.9 million predominantly due to changes in fair value on potential earn-out consideration due to fluctuation in the stock price during the measurement period, representing a non-cash income item. The earnout consideration would be paid in common shares upon reaching certain stock price hurdles, or upon a change in control. The Company is required to record the fair value of this earnout as derivative liabilities on the Consolidated Balance Sheets and to record changes in fair value of derivative liabilities on the Consolidated Statements of Operations, in each case until UHG shares reach certain predetermined values, a change of control occurs, or the expiration of the five year earnout period. Net income for the fiscal year ended December 31, 2024 was $46.9 million, or $0.90 per diluted share.
For the fiscal year ended December 31, 2025, revenue, net of sales discounts, was $406.7 million, compared to $463.7 million for fiscal 2024. Home closings for the fiscal year ended December 31, 2025 were 1,192 compared to 1,431 for the fiscal year ended December 31, 2024. Net new home orders for the fiscal year ended December 31, 2025 were 1,227 compared to 1,399 for the fiscal year ended December 31, 2024.
Gross margin for the fiscal year ended December 31, 2025 was 17.6% compared to 17.2% for fiscal year 2024. The increase in gross margin is attributable to a decrease in direct costs and interest as a percentage of revenue, partially offset by higher discounting.
Adjusted gross margin3 for the fiscal year ended December 31, 2025 was 19.7%, compared to 19.9% for the fiscal year ended December 31, 2024. Adjusted gross margin decreased slightly due primarily to increased discounting, partially offset by reduced direct construction costs.
SG&A as a percentage of revenues was 17.6% in the fiscal year ended December 31, 2025, which included $6.6 million of stock-based compensation, $3.9 million of transaction-related expenses, and $0.1 million of severance expense in SG&A. Excluding stock-based compensation, transaction-related expenses, and severance expense, Adjusted SG&A4 for the fiscal year ended December 31, 2025 was 15.0% of revenues.
Adjusted EBITDA5 for the fiscal year ended December 31, 2025 was $22.5 million compared to $31.6 million for the fiscal year ended December 31, 2024.
Recent Developments
Merger Agreement
On February 22, 2026, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Stanley Martin Homes, LLC (“Parent”) and its wholly owned subsidiary, pursuant to which the subsidiary will merge with and into the Company, with the Company continuing as the surviving corporation and becoming a wholly owned subsidiary of Parent (the “Merger”). At the effective time of the Merger (the “Effective Time”), each share of the Company’s Class A and Class B common stock that is issued and outstanding as of immediately prior to the Effective Time (other than shares to be canceled pursuant to the Merger Agreement and any shares held by stockholders who properly exercise dissenters’ rights under applicable law) will be converted into the right to receive $1.18 in cash per share, without interest. The Merger is expected to be completed in the second quarter of 2026 and is subject to customary closing conditions. If the Merger is consummated, the Company’s common stock and warrants will be delisted from the Nasdaq Global Market and deregistered under the Securities Exchange Act of 1934, as amended, and the Company will become a privately held company.
About United Homes Group, Inc.
The Company is a publicly traded residential builder headquartered near Columbia, SC. The Company focuses on southeastern markets with active communities in South Carolina, North Carolina and Georgia.
4 Adjusted SG&A is a non-GAAP financial measure. See “Reconciliations of Non-GAAP Financial Measures.”
5 Adjusted EBITDA is a non-GAAP financial measure. See “Reconciliations of Non-GAAP Financial Measures.”

The Company employs a land-light operating strategy with a focus on the design, construction and sale of entry-level, first, second and some third-time move-ups single-family houses and custom builds. The Company principally builds detached single-family houses, and, to a lesser extent, attached single-family houses, including duplex houses and town houses. The Company seeks to operate its homebuilding business in high-growth markets, with substantial in-migrations and employment growth.
Under its land-light lot operating strategy, the Company controls its supply of finished building lots through lot option contracts with third parties, related parties, and land bank partners, which provide the Company with the right to purchase finished lots after they have been developed. This land-light operating strategy provides the Company with the ability to amass a pipeline of lots without the risks associated with acquiring and developing raw land.
Forward-Looking Statements
Certain statements contained in this earnings release, other than historical facts, may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We intend for all such forward-looking statements to be covered by the applicable safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Exchange Act, as applicable. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “seek,” “continue,” or other similar words.
Any such forward-looking statements are based on current expectations, estimates and projections about the industry and markets in which we operate, and beliefs of, and assumptions made by, our management and involve uncertainties that could significantly affect our financial results. Such statements include, but are not limited to, statements about the Merger, our future financial performance, strategy, expansion plans, future operations, future operating results, estimated revenues, losses, projected costs, prospects, plans and objectives of management. Such statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those projected or anticipated, including, without limitation:

•the possibility that our previously-announced merger with Stanley Martin Homes, LLC, which we refer to as the Merger, might not be completed within the expected timeframe or at all;
•our ability to complete the Merger on the anticipated terms and timing, including the satisfaction of conditions to the completion of the Merger;
•potential litigation relating to the Merger that could be instituted against us or our directors, managers or officers, including the effects of any outcomes related thereto;
•the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger, including in circumstances requiring us to pay a termination fee;
•disruption in the terms or availability of mortgage financing or an increase in the number of foreclosures in our markets;
•volatility and uncertainty in the credit markets and broader financial markets;
•a slowdown in the homebuilding industry or changes in population growth rates in our markets;
•shortages of, or increased prices for, labor, land or raw materials used in land development and housing construction, including due to changes in trade policies;
•increases in interest rates or inflationary pressures;
•our ability to execute our business model, including the success of our operations in new markets and our ability to expand into additional new markets;
•our ability to successfully integrate homebuilding operations that we acquire;
•our ability to realize the expected results of strategic initiatives;
•delays in land development or home construction resulting from natural disasters, adverse weather conditions or other events outside our control;
•changes in applicable laws or regulations;
•the outcome of any legal proceedings;
•our ability to continue to leverage our land-light operating strategy;
•the ability to maintain the listing of our securities on Nasdaq or any other exchange; and
•the possibility that we may be adversely affected by other economic, business or competitive factors.
Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release and are not intended to be a guarantee of our performance in future periods. We cannot guarantee the accuracy of any such forward-looking statements contained in this release, and we do not intend to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

For further information regarding other risks and uncertainties associated with our business, and important factors that could cause our actual results to vary materially from those expressed or implied in such forward-looking statements, please refer to the factors listed and described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the “Risk Factors” sections of the documents we file from time to time with the U.S. Securities and Exchange Commission, including, but not limited to, our Annual Report on Form 10-K and our quarterly reports on Form 10-Q, copies of which may be obtained from our website at https://ir.unitedhomesgroup.com/financials/sec-filings/default.aspx.
Important Additional Information and Where to Find It
The Company plans to file an information statement on Schedule 14C for its stockholders with respect to the Merger. The information statement will be mailed to stockholders of the Company. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. STOCKHOLDERS ARE URGED TO READ THE INFORMATION STATEMENT AND ANY OTHER DOCUMENTS THAT ARE FILED OR WILL BE FILED WITH THE SEC (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER. Stockholders will be able to obtain, free of charge, copies of such documents filed by the Company when filed with the SEC in connection with the Merger at the SEC’s website (http://www.sec.gov). In addition, the Company’s stockholders will be able to obtain, free of charge, copies of such documents filed by the Company at the Company’s website (ir.unitedhomesgroup.com) or by e-mailing the Company’s Investor Relations department at investors@unitedhomesgroup.com. Alternatively, these documents, when available, can be obtained free of charge from the Company upon written request by mail to United Homes Group, Inc., Investor Relations, 917 Chapin Road, Chapin, South Carolina 29036.
Investor Relations Contact:
Drew Mackintosh
dmachintosh@darrowir.com
Mobile:  310-924-9036
Media Contact:
Tom O'Grady
tomogrady@unitedhomesgroup.com
Phone:  844-766-4663

UNITED HOMES GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)
(Unaudited)

	December 31, 2025	December 31, 2024
ASSETS
Cash and cash equivalents	$24,419	$22,629
Restricted cash	1,300	2,920
Accounts receivable, net	7,246	4,122
Inventories	180,368	139,270
Real estate inventory not owned	562	8,445
Due from related party, net	84	191
Related party note receivable, net	402	532
Income tax receivable	2,621	2,079
Lot deposits	40,482	48,153
Investment in joint venture	182	691
Property and equipment, net	2,125	759
Operating right-of-use assets	1,807	2,779
Deferred tax asset, net	—	15,248
Prepaid expenses and other assets	6,901	8,283
Goodwill	8,133	9,280
Total assets	$276,632	$265,381

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$22,967	$17,801
Syndicated line of credit	78,196	50,196
Liabilities from real estate inventory not owned	409	6,584
Due to related parties	8	122
Other accrued expenses and liabilities	19,187	14,545
Operating lease liabilities	1,936	2,958
Derivative liabilities	29,107	39,158
Term loan, net	67,450	67,150
Total liabilities	219,260	198,514

Commitments and contingencies

Preferred Stock, $0.0001 par value; 40,000,000 shares authorized; none issued or outstanding	—	—
Class A common stock, $0.0001 par value; 350,000,000 shares authorized; 21,839,762 and 21,607,007 shares issued and outstanding on December 31, 2025, and 2024, respectively	2	2
Class B common stock, $0.0001 par value; 60,000,000 shares authorized; 36,973,876 shares issued and outstanding on December 31, 2025, and 2024, respectively	4	4
Additional paid-in capital	60,694	53,937
(Accumulated deficit) retained earnings	(3,328)	12,924
Total stockholders' equity	57,372	66,867
Total liabilities and stockholders' equity	$276,632	$265,381

UNITED HOMES GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Revenue, net of sales discounts	$123,391	$134,812	$406,692	$463,714
Cost of sales	101,749	113,037	334,955	383,884
Gross profit	21,642	21,775	71,737	79,830

Selling, general and administrative expense	20,017	19,342	71,766	74,700
Net income (loss) from operations	1,625	2,433	(29)	5,130

Other expense, net	(2,017)	(3,228)	(9,326)	(12,483)
Equity in net earnings from investment in joint venture	342	453	1,057	1,529
Goodwill impairment	(1,147)	—	(1,147)	—
Loss on extinguishment of Convertible Notes	—	(45,642)	—	(45,642)
Change in fair value of derivative liabilities	22,110	38,003	9,940	88,653
Income (loss) before taxes	$20,913	$(7,981)	$495	$37,187
Income tax expense (benefit)	17,709	(8,648)	16,747	(9,719)
Net income (loss)	$3,204	$667	$(16,252)	$46,906

Earnings (loss) per share
Basic	$0.05	$0.01	$(0.28)	$0.96
Diluted	$0.05	$0.01	$(0.28)	$0.90

Weighted-average number of shares
Basic	58,798,898	50,731,516	58,703,395	48,967,507
Diluted	58,798,898	51,263,946	58,703,395	63,139,920

UNITED HOMES GROUP, INC
NON-GAAP FINANCIAL MEASURES
Adjusted Gross Profit
Adjusted gross profit is a non-GAAP financial measure used by management of the Company as a supplemental measure in evaluating operating performance. The Company defines adjusted gross profit as gross profit excluding the effects of capitalized interest expensed in cost of sales, amortization included in homebuilding cost of sales, abandoned project costs, severance expense in cost of sales, and non-recurring remediation costs. The Company’s management believes this information is meaningful because it separates the impact that capitalized interest and non-recurring costs directly expensed in cost of sales have on gross profit to provide a more specific measurement of the Company’s gross profits. However, because adjusted gross profit information excludes certain balances expensed in cost of sales, which have real economic effects and could impact the Company’s results of operations, the utility of adjusted gross profit information as a measure of the Company’s operating performance may be limited. Other companies may not calculate adjusted gross profit information in the same manner that the Company does. Accordingly, adjusted gross profit information should be considered only as a supplement to gross profit information as a measure of the Company’s performance.
The following table presents a reconciliation of adjusted gross profit to the GAAP financial measure of gross profit for each of the periods indicated (in thousands, except percentages).

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Revenue, net of sales discounts	$123,391	$134,812	$406,692	$463,714
Cost of sales	101,749	113,037	334,955	383,884
Gross profit	$21,642	$21,775	$71,737	$79,830
Interest expense in cost of sales	1,356	1,866	5,648	8,563
Amortization in homebuilding cost of sales(a)	507	615	2,668	3,049
Abandoned project costs	7	188	74	508
Severance expense in cost of sales	—	23	—	348
Non-recurring remediation costs	—	—	—	109
Adjusted gross profit	$23,512	$24,467	$80,127	$92,407
Gross margin(b)	17.5%	16.2%	17.6%	17.2%
Adjusted gross margin(b)	19.1%	18.1%	19.7%	19.9%
______________________________
(a) Represents expense recognized resulting from purchase accounting adjustments
(b) Calculated as a percentage of revenue

EBITDA and Adjusted EBITDA
Earnings before interest, taxes, depreciation and amortization, or EBITDA, and adjusted EBITDA are supplemental non-GAAP financial measures used by management of the Company. The Company defines EBITDA as net income before (i) capitalized interest expensed in cost of sales, (ii) interest expensed in other (expense) income, net, (iii) depreciation and amortization, and (iv) taxes. The Company defines adjusted EBITDA as EBITDA before stock-based compensation expense, transaction cost expense, amortization included in homebuilding cost of sales, severance expense, abandoned project costs, goodwill impairment, change in fair value of derivative liabilities, loss on extinguishment of Convertible Notes, and non-recurring remediation costs. Management of the Company believes EBITDA and adjusted EBITDA are useful because they provide a more effective evaluation of UHG’s operating performance and allow comparison of UHG’s results of operations from period to period without regard to UHG’s financing methods or capital structure or other items that impact comparability of financial results from period to period such as fluctuations in interest expense or effective tax rates, levels of depreciation or amortization, or unusual items. EBITDA and adjusted EBITDA should not be considered as alternatives to, or more meaningful than, net income or any other measure as determined in accordance with GAAP. UHG’s computations of EBITDA and adjusted EBITDA may not be comparable to EBITDA or adjusted EBITDA of other companies.
The following table presents a reconciliation of EBITDA and adjusted EBITDA to the GAAP financial measure of net income for each of the periods indicated (in thousands, except percentages).

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Net (loss) income	$3,204	$667	$(16,252)	$46,906
Interest expense in cost of sales	1,356	1,866	5,648	8,563
Interest expense in other expense, net	2,130	3,069	9,180	12,439
Depreciation and amortization	770	496	2,420	1,945
Taxes	17,831	(8,525)	17,017	(9,421)
EBITDA	$25,291	$(2,427)	$18,013	$60,432
Stock-based compensation expense	1,259	1,558	6,563	6,476
Transaction cost expense	2,517	—	3,893	2,428
Amortization in homebuilding cost of sales(a)	507	615	2,668	3,049
Severance expense	—	141	125	1,645
Abandoned project costs	7	188	74	508
Goodwill impairment	1,147	—	1,147	—
Change in fair value of derivative liabilities	(22,110)	(38,003)	(9,940)	(88,653)
Loss on extinguishment of Convertible Notes	—	45,642	—	45,642
Non-recurring remediation costs	—	—	—	109
Adjusted EBITDA	$8,618	$7,714	$22,543	$31,636
EBITDA margin(b)	20.5%	(1.8)%	4.4%	13.0%
Adjusted EBITDA margin(b)	7.0%	5.7%	5.5%	6.8%
______________________________
(a) Represents expense recognized resulting from purchase accounting adjustments
(b) Calculated as a percentage of revenue

Adjusted Selling, General and Administrative Expense
Adjusted selling, general and administrative expense, or adjusted SG&A, is a supplemental non-GAAP financial measure used by management of UHG. UHG defines adjusted SG&A as SG&A, excluding the effects of stock-based compensation expense, transaction cost expense, and severance expense in selling, general and administrative expense. Management of UHG believes adjusted SG&A provides useful information to investors because it enables an alternative assessment of the Company's operating results in a manner that is focused on its operating performance.
The following table presents a reconciliation of Adjusted SG&A to the GAAP financial measure of SG&A for the period indicated (in thousands, except percentages).

	Three Months Ended December 31,	Year Ended December 31,
	2025	2025
Selling, general and administrative expense	$20,017	$71,766
Stock-based compensation expense	1,259	6,563
Transaction cost expense	2,517	3,893
Severance expense in SG&A	—	125
Adjusted SG&A	$16,241	$61,185
SG&A %(a)	16.2%	17.6%
Adjusted SG&A %(a)	13.2%	15.0%
______________________________
(a) Calculated as a percentage of revenue

Adjusted Book Value
Adjusted book value is a supplemental non-GAAP financial measure used by management of UHG. UHG defines adjusted book value as total stockholders' equity (book value), excluding the effect of derivative instruments and goodwill. Management of UHG believes adjusted book value is useful to investors because it excludes the impact of fair value adjustments on derivative instruments and goodwill which are not expected to result in economic gain or loss.
The following table presents a reconciliation of adjusted book value to the GAAP financial measure of total stockholders' equity for the period indicated (in thousands).

December 31, 2025
Total stockholders' equity	$57,372
Derivative liabilities	29,107
Goodwill	(8,133)
Adjusted book value	$78,346

UNITED HOMES GROUP, INC
OPERATIONAL METRICS BY MARKET
$’s in millions

	Three Months Ended December 31,				Period Over Period % Change
	2025		2024
Market	Net New Orders	Closings	Net New Orders	Closings	Net New Orders	Closings
Midlands	166	198	170	215	(2.4)%	(7.9)%
Coastal	50	70	68	66	(26.5)%	6.1%
Upstate	75	95	95	111	(21.1)%	(14.4)%
Rosewood	7	9	7	9	—%	—%
Raleigh	5	3	11	13	(54.5)%	(76.9)%
Total	303	375	351	414	(13.7)%	(9.4)%

	Fiscal Year Ended December 31,				Period Over Period % Change
	2025		2024
Market	Net New Orders	Closings	Net New Orders	Closings	Net New Orders	Closings
Midlands	608	572	736	733	(17.4)%	(22.0)%
Coastal	203	216	252	218	(19.4)%	(0.9)%
Upstate	327	318	348	407	(6.0)%	(21.9)%
Rosewood	55	52	32	39	71.9%	33.3%
Raleigh	34	34	31	34	9.7%	—%
Total	1,227	1,192	1,399	1,431	(12.3)%	(16.7)%

	As of December 31, 2025		As of December 31, 2024		Period Over Period % Change
Market	Backlog Inventory[6]	Backlog Value[7]	Backlog Inventory	Backlog Value	Backlog Inventory	Backlog Value
Midlands	107	$35.2	71	$24.1	50.7%	46.0%
Coastal	36	12.7	49	17.9	(26.5)%	(29.1)%
Upstate	33	11.1	24	7.6	37.5%	46.1%
Rosewood	13	7.9	10	7.1	30.0%	11.8%
Raleigh	3	1.2	3	1.6	—%	(27.9)%
Total	192	$68.1	157	$58.3	22.3%	16.8%
6 Backlog inventory consists of homes that are under a sales contract but have not closed. Backlog may be impacted by customer cancellations.
7 Backlog value is calculated as the total contract value of homes in backlog.